March 24, 2010
FOR IMMEDIATE RELEASE
RAYMOND JAMES FINANCIAL, INC.
REPORTS FEBRUARY 2010 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Total commissions and fees surged by 30 percent over last year’s anemic February. The Private Client Group accounted for the improvement as commissions and fees in that segment grew by 39 percent,” stated Chairman and CEO Thomas A. James. “In addition, continuing market improvement drove robust growth in both assets under administration and assets under management. Underwriting transactions volume continued to improve, which also propels commission growth.”

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,300 financial advisors serving approximately 1.9 million accounts in 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are currently $233 billion, of which approximately $31 billion are managed by the firm’s asset management subsidiaries.

 To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, levels of loan loss provisions anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2009 annual report on Form 10-K and the quarterly report on Form 10-Q for the quarter ended December 31, 2009, which are available on raymondjames.com and sec.gov.

	February 2010	February 2009	January 2010
	(19 business days)	(19 business days)	(19 business days)

Securities commissions/fees (1)	$ 149.5 mil.	$ 114.7 mil	$ 155.6 mil.

Financial Assets Under Management (excluding Money Market Funds) (2)	$ 27.7 bil.	$ 21.1 bil	$ 26.9 bil.
.
# of managed/co-managed underwritings (3)	7	2	10

Total customer assets under administration	$ 233.3 bil.	$ 164.4 bil.	$ 228.8 bil.

Raymond James Bank total loans, net	$ 6.3 bil.	$ 7.6 bil.	$ 6.5 bil.

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.

(2)                       This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

(3) This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.

For more information, contact Anthea Penrose at 727-567-2824

Please visit the Raymond James Press Center at raymondjames.com/media.